Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
The Hershey Company:
We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report dated February 20, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states that our audit of internal control over financial reporting of the Company excluded an evaluation of the internal control over financial reporting of Shanghai Golden Monkey Food Joint Stock Co., Ltd.

/s/ KPMG LLP
New York, New York
June 26, 2015